Exhibit 10.2
EXECUTION COPY
AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF AUGUST 3, 2007
AMONG
WGL HOLDINGS, INC.,
THE LENDERS PARTIES HERETO,
WACHOVIA BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,
BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY,
AS SYNDICATION AGENT,
CITIBANK, N.A.,
SUNTRUST BANK
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS DOCUMENTATION AGENTS,
AND
WACHOVIA CAPITAL MARKETS, LLC,
AS LEAD ARRANGER AND BOOK RUNNER

SCHEDULES

Schedule 1.1	Pricing Schedule
Schedule 5.3	Litigation
Schedule 5.8	Employee Benefit Plans
Schedule 5.11	Environmental Matters
Schedule 5.13	Subsidiaries

EXHIBITS

EXHIBIT 2.2.3	Form of Ratable Borrowing Notice
EXHIBIT 2.2.4	Form of Notice of Conversion or Continuation
EXHIBIT 2.3.2	Form of Competitive Bid Quote Request
EXHIBIT 2.3.3	Form of Invitation for Competitive Bid Quotes
EXHIBIT 2.3.4	Form of Competitive Bid Quote
EXHIBIT 2.6.2	Form of Commitment Increase Supplement
EXHIBIT 2.9	Form of Notice of Prepayment
EXHIBIT 2.13-1	Form of Ratable Note
EXHIBIT 2.13-2	Form of Competitive Bid Note
EXHIBIT 4.1(e)	Form of Opinion
EXHIBIT 4.2	Form of Compliance Certificate
EXHIBIT 12.3.1	Form of Assignment Agreement

v

     AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 3, 2007 (the “Agreement”), among WGL HOLDINGS, INC., as Borrower, the financial institutions from time to time parties hereto, as LENDERS, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, as SYNDICATION AGENT, and CITIBANK, N.A., SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agents.
RECITALS
     WHEREAS, the Borrower entered into that certain Amended and Restated Credit Agreement dated as of September 30, 2005, among the Borrower, the several lender parties listed on the signature pages thereof (each an “Existing Lender”), The Bank of New York, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of Tokyo-Mitsubishi Trust Company, SunTrust Bank and Citibank, N.A., as Documentation Agents (the “Existing Credit Agreement”); and
     WHEREAS, the Borrower has requested, and the Lenders have agreed, that the Existing Credit Agreement be amended and restated in its entirety pursuant to this Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
INTERPRETATION
     1.1 Definitions. As used in this Agreement:
     “Absolute Bid Rate” means, with respect to an Absolute Bid Rate Loan made by a given Lender for the relevant Absolute Bid Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.3.
     “Absolute Bid Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Absolute Bid Rates pursuant to Section 2.3.
     “Absolute Bid Rate Interest Period” means, with respect to an Absolute Bid Rate Loan, a period of not less than 14 and not more than 180 days commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such Absolute Bid Rate Interest Period would end on a day which is not a Business Day, such Absolute Bid Rate Interest Period shall end on the next succeeding Business Day.
     “Absolute Bid Rate Loan” means a Loan which bears interest at an Absolute Bid Rate.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Additional Commitment Lender” is defined in Section 2.6.2.
     “Adjusted Eurodollar Rate” means, for any Eurodollar Interest Period, a rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) equal to the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 1.00 minus the Reserve Requirement in effect from time to time during such Eurodollar Interest Period.
     “Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender or any successor Administrative Agent appointed pursuant to Article X.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Aggregate Commitments” means the aggregate of the Commitments of all the Lenders, in the initial aggregate amount of $400,000,000, as increased or decreased from time to time pursuant to the terms hereof.
     “Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.
     “Agreement Date” means August 3, 2007.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2%.
     “Alternate Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the Alternate Base Rate.
     “Applicable Law” means, anything in Section 15.1 to the contrary notwithstanding, (i) all applicable common law and principles of equity and (i) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of governmental bodies, (B) Governmental Approvals and Governmental Registrations and (C) orders, decisions, judgments and decrees.
     “Applicable Margin” means, with respect to Ratable Loans of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Type as set forth in the Pricing Schedule, but subject to Section 2.8 hereof.

     “Arranger” means WCMLLC.
     “Authorized Officer” means any of the Vice President and Chief Financial Officer, Vice President and General Counsel, or the Treasurer of the Borrower, acting singly.
     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.).
     “Borrower” means WGL Holdings, Inc., a Virginia corporation.
     “Borrowing Date” means a date on which a Loan is made.
     “Borrowing Notice” means a Competitive Bid Borrowing Notice or a Ratable Borrowing Notice, as the context may require.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day other than a Saturday, Sunday or other day on which banks in New York City are authorized to close and which is also a day when dealings in Dollars are carried on in the London interbank market, and (ii) for all other purposes, a day other than a Saturday, Sunday or other day on which banks in New York City are authorized to close.
     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Generally Accepted Accounting Principles.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Generally Accepted Accounting Principles.
     “Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System List.
     “Change” means (i) any change after Agreement Date in the Risk Based Capital Guidelines or (ii) any adoption of or change in any other Applicable Law, governmental or quasi governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Agreement Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means, for each Lender, the obligation of such Lender to make Ratable Loans not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise decreased or increased from time to time pursuant to the terms hereof.
     “Commitment Increase” is defined in Section 2.6.2.
     “Commitment Increase Supplement” is defined in Section 2.6.2.
     “Competitive Bid Borrowing Notice” is defined in Section 2.3.6.
     “Competitive Bid Loan” means a Eurodollar Bid Rate Loan or an Absolute Bid Rate Loan, or both, as the case may be.
     “Competitive Bid Margin” means the margin above or below the applicable Eurodollar Base Rate (adjusted for reserve costs, if applicable) offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added to or subtracted from such Eurodollar Base Rate.
     “Competitive Bid Note” means any promissory note issued at the request of a Lender pursuant to Section 2.13 to evidence its Competitive Bid Loans.
     “Competitive Bid Quote” means a competitive bid quote completed and delivered by a Lender to the Administrative Agent in accordance with Section 2.3.4.
     “Competitive Bid Quote Request” means a competitive bid quote request completed and delivered by the Borrower to the Administrative Agent in accordance with Section 2.3.2.
     “Consolidated Financial Indebtedness” means at any time the Financial Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
     “Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
     “Consolidated Total Capitalization” means at any time the sum of Consolidated Financial Indebtedness and Consolidated Net Worth, each calculated at such time.
     “Contingent Obligation” of a Person means any agreement, Contract, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
     “Contract” means (i) any agreement, including an indenture, lease or license, (ii) any deed or other instrument of conveyance, (iii) any certificate of incorporation or charter and (iv) any by-law.
     “Controlled Group” means all members of a controlled group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Conversion/Continuation Notice” is defined in Section 2.2.4.
     “Debt” means any Liability that constitutes “debt” or “Debt” under section 101(11) of the Bankruptcy Code or under the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any analogous Applicable Law.
     “Decreasing Commitment Lender” is defined in Section 12.4.
     “Documentation Agent” means each of Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, acting in the capacity as documentation agent hereunder.
     “Dollars” and the sign “$” mean lawful money of the United States of America.
     “Employee Benefit Plans” is defined in Section 5.8.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, Applicable Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into ambient air, surface water, ground water, land surface or subsurface strata, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Eurodollar Auction” means a solicitation of Competitive Bid Quotes setting forth Eurodollar Bid Rates pursuant to Section 2.3.
     “Eurodollar Base Rate” means, with respect to a Eurodollar Base Rate Loan for the relevant Eurodollar Interest Period, the sum of (i) the Adjusted Eurodollar Rate applicable to such Eurodollar Interest Period plus (ii) the Applicable Margin.
     “Eurodollar Base Rate Loan” means a Ratable Loan or a Term Loan which bears interest at a Eurodollar Base Rate requested by the Borrower pursuant to Section 2.2.

     “Eurodollar Bid Rate” means, with respect to a Eurodollar Bid Rate Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of (i) the Adjusted Eurodollar Rate applicable to such Interest Period, plus (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower with respect to such Eurodollar Bid Rate Loan.
     “Eurodollar Bid Rate Loan” means a Competitive Bid Loan which bears interest at a Eurodollar Bid Rate.
     “Eurodollar Interest Period” means, with respect to a Eurodollar Loan, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to the date of such Business Day one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day; provided, however, that if such next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.
     “Eurodollar Loan” means a Eurodollar Base Rate Loan or Eurodollar Bid Rate Loan or both, as the context may require.
     “Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Eurodollar Interest Period, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the British Bankers’ Association quotation that appears on the Reuters Screen LIBOR01 (or otherwise on such page or screen as may replace such Reuters Screen) as of 11:00 A.M., London time, two Business Days prior to the beginning of the applicable Eurodollar Interest Period as the rate for U.S. dollar deposits to be delivered on the first day of such Eurodollar Interest Period, maintained for such interest period and having a maturity equal to such Eurodollar Interest Period. In the event that such rate does not so appear on the Reuters Screen (or otherwise as aforesaid), the “Eurodollar Rate” for purposes of this definition shall be the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotation to first-class banks in the interbank Eurodollar market by each Reference Bank in London for U.S. dollar deposits with maturities comparable to the applicable Eurodollar Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Eurodollar Interest Period. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such Interest Rate, the Administrative Agent shall determine such Interest Rate on the basis of timely information furnished by the remaining Reference Bank or Reference Banks.
     “Event of Default” means an event described in Article VII.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative

Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s, such Lender’s principal executive office or applicable Lending Installation is located.
     “Existing Credit Agreement” has the meaning assigned to it in the recitals.
     “Existing Lender” has the meaning assigned to it in the recitals.
     “Exiting Lender” means each Existing Lender that is not a Lender on the Agreement Date.
     “Extension Option” means the option of the Borrower under Section 2.7 hereof to extend the Facility Termination Date.
     “Facility Fee” is defined in Section 2.5.1.
     “Facility Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitments (without regard to usage) at such time as set forth in the Pricing Schedule.
     “Facility Termination Date” means August 3, 2012, subject to Sections 2.7 and 2.8 hereof.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Financial Indebtedness” of a Person means such Person’s (i) obligations for borrowed money which, in accordance with Generally Accepted Accounting Principles, would be shown as short-term debt on a consolidated balance sheet of such Person, including obligations under notes, commercial paper, acceptances and other short-term instruments, and (ii) obligations for borrowed money which, in accordance with Generally Accepted Accounting Principles, would be shown as long-term debt (including current maturities) on a consolidated balance sheet of such Person.
     “Fitch” means Fitch Ratings, Ltd.
     “Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.2.
     “Governmental Approval” means any authority, consent, approval, license (or the like) or exemption (or the like) of any governmental unit.

     “Governmental Registration” means any registration or filing (or the like) with, or report or notice (or the like) to, any governmental unit.
     “Hazardous Material” means: any “hazardous substance”, as defined by CERCLA; any petroleum product; or any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.
     “Increasing Commitment Lender” is defined in Section 12.4.
     “Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens on, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Generally Accepted Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) Contingent Obligations in respect of any type of obligation described in any of the other clauses of this definition, (ix) obligations in respect of Letters of Credit, (x) Operating Lease Obligations, (xi) obligations in respect of Sale and Leaseback Transactions and (xii) Off-Balance Sheet Liabilities.
     “Indemnified Person” means any Person that is, or at any time was, the Administrative Agent, the Syndication Agent, a Documentation Agent, a Lender or an Arranger or an Affiliate, director, officer, employee or agent of any such Person.
     “Interest Period” means a Eurodollar Interest Period or an Absolute Bid Rate Interest Period.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit account or certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
     “Invitation for Competitive Bid Quotes” means an Invitation for Competitive Bid Quotes completed and delivered by the Administrative Agent to the Lenders in accordance with Section 2.3.3.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement, any Additional Commitment Lenders, and their respective successors and assigns.

     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, in contract or tort, liquidated or unliquidated, whether arising under Contract, Applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, a loan made by such Lender pursuant to Article II (and, in the case of a loan made pursuant to Section 2.2, any conversion or continuation thereof).
     “Loan Document Related Claim” means any claim or dispute (whether arising under Applicable Law, including any “environmental” or similar law, under Contract or otherwise and, in the case of any proceeding relating to any such claim or dispute, whether civil, criminal, administrative or otherwise) in any way arising out of, related to, or connected with, the Loan Documents, the relationships established thereunder or any actions or conduct thereunder or with respect thereto, whether such claim or dispute arises or is asserted before or after the Agreement Date or before or after the Repayment Date.
     “Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.13.
     “Material Adverse Effect” means any effect, resulting from any event or circumstance whatsoever, which will, or is reasonably likely to, have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, on the ability of the Borrower to perform its obligations under this Agreement, or on the validity or enforceability of this Agreement.
     “Material Subsidiary” means at any time with respect to a Person, a Subsidiary, if any, of such Person, the consolidated assets of which exceed at such time 15% of the consolidated assets of such Person and its Subsidiaries, if any, determined on a consolidated basis.

     “Maximum Permissible Rate” means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on the payee or (ii) the payee’s being unable to enforce payment of (or, if collected, to retain) all or any part of such amount or the interest payable thereon.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Non-Absolute Bid Rate Loan” means a Loan other than an Absolute Bid Rate Loan.
     “Non-U.S. Lender” is defined in Section 3.5(d).
     “Notes” means, collectively, all of the Competitive Bid Notes and all of the Ratable Notes which may be issued hereunder, and “Note” means any one of the Notes.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to any Lender, the Administrative Agent or any Indemnified Person arising under the Loan Documents.
     “Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of, or takes the place of, borrowing, but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.
     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
     “Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Generally Accepted Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.
     “Other Taxes” is defined in Section 3.5(b).
     “Overdue Rate” means (i) in the case of overdue amounts of the principal of a Eurodollar Loan, (A) until the last day of the applicable Interest Period during which such Loan became due and payable, the rate otherwise applicable hereunder plus 1%, and (B) thereafter, the Alternate Base Rate in effect from time to time plus 1%, and (ii) in the case of all other overdue amounts, the Alternate Base Rate in effect from time to time plus 1%.
     “Participants” is defined in Section 12.2.1.
     “Patriot Act” is defined in Section 15.5.
     “Payment Date” means the last day of each month.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA, and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Pricing Schedule” means Schedule 1.1 attached hereto.
     “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wachovia Bank, National Association, (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Purchasers” is defined in Section 12.3.1.
     “Ratable Borrowing Notice” is defined in Section 2.2.3.
     “Ratable Loan” means a Loan made by a Lender pursuant to Section 2.2 hereof.
     “Ratable Note” means any promissory note issued at the request of a Lender pursuant to Section 2.11 to evidence its Ratable Loans.
     “Reference Banks” means five leading dealers in the London interbank Eurodollar market as selected by the Administrative Agent from time to time.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System.
     “Release” means “release”, as such term is defined in CERCLA.
     “Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.
     “Repayment Date” means the later of (a) the date of the termination of the Commitments (whether as a result of the occurrence of the Facility Termination Date, reduction to zero pursuant to Section 2.6.1 or termination pursuant to Article VIII), (b) if the Borrower shall exercise its Term-Out Option, the day one year after the Facility Termination Date, and (c) the date of the payment in full of all principal of and interest on the Loans and all other amounts payable or accrued hereunder.
     “Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Reports” is defined in Section 9.6.
     “Required Lenders” means Lenders having in the aggregate more than 50.0% of the Aggregate Commitments or, if the Aggregate Commitments has been terminated, Lenders holding in the aggregate more than 50.0% of the aggregate unpaid principal amount of the outstanding Loans.
     “Reserve Requirement” means, at any time, the then current maximum rate for which reserves (including any marginal, supplemental or emergency reserve) are required to be maintained under Regulation D against “Eurocurrency liabilities”, as that term is used in Regulation D, by member banks of the Federal Reserve System in New York City with deposits exceeding five billion Dollars. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.
     “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq.
     “Risk Based Capital Guidelines” means (i) the risk based capital guidelines in effect in the United States on the Agreement Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to Agreement Date.

     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
     “SEC” means the Securities and Exchange Commission.
     “SEC Disclosure Documents” means all reports on Forms 10K, 10Q, and 8K filed by the Borrower with the SEC.
     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having the ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having the ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Syndication Agent” means Bank of Tokyo-Mitsubishi UFJ Trust Company in its capacity as syndication agent hereunder.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Term Loan” is defined in Section 2.8.
     “Term-Out Option” is defined in Section 2.8.
     “Termination Letter” is defined in Section 4.1(g).
     “Transferee” is defined in Section 12.5.
     “Type” means, with respect to any Loan, its nature as an Alternate Base Rate Loan, Eurodollar Base Rate Loan, an Absolute Bid Rate Loan, or a Eurodollar Bid Rate Loan.
     “Unmatured Default” means an event which but, for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
     “Utility” means Washington Gas Light Company, a Virginia and District of Columbia corporation.
     “Utilization Fee” is defined in Section 2.5.2.

     “Utilization Fee Rate” means, at any time, the percentage rate per annum at which Utilization Fees are accruing at such time as set forth on the Pricing Schedule.
     “WCMLLC” means Wachovia Capital Markets, LLC, and its successors, in its capacity as a Lead Arranger and Book Runner.
     “Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.
     1.2 Other Interpretive Provisions.
     (i) Except as otherwise specified herein, all references herein (A) to any Person shall be deemed to include such Person’s successors and assigns, (B) to any Applicable Law defined or referred to herein shall be deemed references to such Applicable Law or any successor Applicable Law as the same may have been or may be amended or supplemented from time to time, and (C) to any Loan Document or other Contract defined or referred to herein shall be deemed references to (I) in the case of any such Loan Document, such Loan Document as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time, and (II) in the case of any other Contract, such Contract as in effect on the Agreement Date.
     (ii) When used in this Agreement, the words “herein”, “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article”, “Section”, “Schedule” and “Exhibit” shall refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.
     (iii) Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.
     (iv) Any item or list of items set forth following the word “including”, “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included”, such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are “included” are limited to such items or to items similar to such items.
     (v) Each authorization in favor of the Administrative Agent, the Lenders or any other Person granted by or pursuant to this Agreement shall be deemed to be irrevocable and coupled with an interest.
     (vi) Except as otherwise specified herein, all references to the time of day shall be deemed to be to New York City time as then in effect.

ARTICLE II
CREDIT FACILITY
     2.1 The Facility.
          2.1.1 Amount of Facility. In no event may the aggregate principal amount of all outstanding Loans (including both the Ratable Loans and the Competitive Bid Loans) exceed the Aggregate Commitments.
          2.1.2 Availability of Facility. Subject to the terms of this Agreement, the facility is available from the date hereof to the Facility Termination Date, and the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.
          2.1.3 Repayment of Facility. Subject to the terms of this Agreement, any outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date; provided that if any authorization of any state official or state regulatory authority required under any Applicable Law, for any borrowing of Loans by the Borrower expires without being extended at any time prior to the Facility Termination Date (and such authorization is required to be in effect at such time in order for the Borrower to continue to have such Loans and other unpaid Obligations outstanding under Applicable Law), then upon the expiration of such authorization, all outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower.
     2.2 Ratable Loans.
          2.2.1 Commitment to Lend. Upon the terms and subject to the conditions of this Agreement, each Lender agrees to make, from time to time during the period from the Agreement Date through the Facility Termination Date, Ratable Loans to the Borrower, provided that (i) the aggregate unpaid principal amount of such Lender’s Ratable Loans shall not at any time exceed such Lender’s Commitment at such time and (ii) the aggregate unpaid principal amount of all Loans shall not exceed at any time the Aggregate Commitments at such time.
          2.2.2 Types of Ratable Loans. Subject to Section 2.4, the Ratable Loans may be made as, and from time to time continued as or converted to, Alternate Base Rate Loans or Eurodollar Base Rate Loans, or a combination thereof, selected by the Borrower in accordance with Section 2.2.3.
          2.2.3 Method of Selecting Types and Interest Periods for Ratable Loans. In order to request Ratable Loans, the Borrower shall give the Administrative Agent irrevocable notice (a “Ratable Borrowing Notice”) not later than 11:00 a.m. at least one Business Day before the requested Borrowing Date of each Alternate Base Rate Loan and at least three Business Days before the requested Borrowing Date for each Eurodollar Base Rate Loan. Notwithstanding the foregoing, a Ratable Borrowing Notice for an Alternate Base Rate Loan may be given not later than 15 minutes after the time by which the Borrower is required to accept or reject one or more bids offered in connection with an Absolute Bid Rate Auction pursuant to Section 2.3.6, and a

Ratable Borrowing Notice for a Eurodollar Base Rate Loan may be given not later than 15 minutes after the time by which the Borrower is required to accept or reject one or more bids offered in connection with a Eurodollar Auction pursuant to Section 2.3.6. A Ratable Borrowing Notice shall be in the form of Exhibit 2.2.3 hereto and shall specify:
     (i) the requested Borrowing Date, which shall be a Business Day, of such Ratable Loan,
     (ii) the aggregate amount of such Ratable Loan,
     (iii) the Type or Types of Ratable Loan selected, and
     (iv) in the case of each Eurodollar Base Rate Loan, the Eurodollar Interest Period applicable thereto (which may not end after the Facility Termination Date).
Each Eurodollar Base Rate Loan shall be in the minimum amount of $5,000,000 (and in an integrated multiple of $1,000,000 if in excess thereof), and each Alternate Base Rate Loan shall be in the minimum amount of $1,000,000 (and in an integrated multiple of $1,000,000 if in excess thereof); provided, however, that, subject to Section 2.2.1, any Alternate Base Rate Loan may be in the amount of the unused Aggregate Commitments. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount and Type of each Ratable Loan to be made by such Lender on the requested date specified therein.
          2.2.4 Conversion and Continuation of Outstanding Loans. (i) (i) Each Alternate Base Rate Loan shall continue as an Alternate Base Rate Loan unless and until such Alternate Base Rate Loan is either converted into a Eurodollar Base Rate Loan in accordance with this Section 2.2.4 or repaid in accordance with Section 2.7. Each Eurodollar Base Rate Loan shall continue as a Eurodollar Base Rate Loan until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Base Rate Loan shall be automatically converted into an Alternate Base Rate Loan unless (x) such Eurodollar Base Rate Loan is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Base Rate Loan continue as a Eurodollar Base Rate Loan for the same or another Eurodollar Interest Period. The Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Loan into a Eurodollar Base Rate Loan. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit 2.2.4 (a “Conversion/Continuation Notice”) of each conversion of an Alternate Base Rate Loan into a Eurodollar Base Rate Loan, or continuation of a Eurodollar Base Rate Loan, not later than 11:00 a.m. at least three Business Days prior to the date of the requested conversion or continuation, specifying:
     (a) the requested date, which shall be a Business Day, of such conversion or continuation,
     (b) the aggregate amount and Type of the Ratable Loan which is to be converted or continued, and

     (c) the amount of such Ratable Loan(s) which is to be converted or continued as a Eurodollar Base Rate Loan and the duration of the Eurodollar Interest Period applicable thereto.
Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of (x) the contents thereof, (y) the amount and Type and, in the case of Eurodollar Base Rate Loans, the last day of the applicable Interest Period of each Ratable Loan to be converted or continued by such Lender and (z) the amount and Type or Types of Ratable Loans into which such Ratable Loans are to be converted or as which such Ratable Loan are to be continued.
     (ii) Notwithstanding anything to the contrary contained in this Section 2.2.4, during an Event of Default, the Administrative Agent may notify the Borrower that Ratable Loans may only be converted into or continued as Ratable Loans of certain specified Types.
     (iii) Ratable Loans may not be converted into Competitive Bid Loans, and Competitive Bid Loans may not be converted, except as required under Section 3.3, or continued.
     2.3 Competitive Bid Loans.
          2.3.1 Competitive Bid Option. In addition to Ratable Loans pursuant to Section 2.2, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1.1 as to the maximum aggregate principal amount of all outstanding Loans hereunder), the Borrower may, as set forth in this Section 2.3, request the Lenders, prior to the Facility Termination Date, to make offers to make Competitive Bid Loans to the Borrower. Each Lender may, but shall have no obligation to, make such offers, and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3. Each Competitive Bid Loan shall be repaid by the Borrower on the last day of the Interest Period applicable thereto. Each Competitive Bid Loan shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof).
          2.3.2 Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.3, it shall transmit to the Administrative Agent by telecopy a Competitive Bid Quote Request so as to be received no later than 11:00 a.m. at least five Business Days prior to the Borrowing Date proposed therein; provided that, a Competitive Bid Quote Request solely requesting an Absolute Bid Rate Auction does not need to be received by the Administrative Agent until no later than 10:00 a.m. at least one Business Day prior to the Borrowing Date proposed therein, and in each case specifying:
          (a) the proposed Borrowing Date, which shall be a Business Day, for such Competitive Bid Loan;
          (b) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin, an Absolute Bid Rate, or both;
          (c) the aggregate principal amount of each Type of Competitive Bid Loan requested;

          (d) the Interest Periods applicable thereto (which may not end after the Facility Termination Date); and
          (e) whether such Competitive Bid Loans shall be subject to prepayment.
The Borrower may request offers to make Competitive Bid Loans for more than one (1) Interest Period and either a Eurodollar Auction or an Absolute Bid Rate Auction, but not both, in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given (x) while another Competitive Bid Quote Request is outstanding or (y) within five (5) Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit 2.3.2 hereto shall be rejected by the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such rejection.
          2.3.3 Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a timely Competitive Bid Quote Request that is not rejected pursuant to Section 2.3.2, the Administrative Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit 2.3.3 hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.3.
          2.3.4 Submission and Contents of Competitive Bid Quotes. (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.3.4 and must be submitted to the Administrative Agent by telecopy at its offices specified in or pursuant to Article XIII not later than (a) 9:00 a.m. at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction, or (b) 9:00 a.m. on the proposed Borrowing Date, in the case of an Absolute Bid Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by a Lender that is, or is an Affiliate of, the Administrative Agent may only be submitted if the Administrative Agent or such Lender notifies the Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable (but the Competitive Bid Loans made pursuant thereto shall be subject to Article IV), except with the written consent of the Administrative Agent given on the instructions of the Borrower.
     (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit 2.3.4 hereto and shall in any case specify:
     (a) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,

     (b) identify the Type of Competitive Bid Loans such Lender is making an offer for,
     (c) the principal amount of each Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers were requested,
     (d) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan,
     (e) in the case of an Absolute Bid Rate Auction, the Absolute Bid Rate offered for each such Competitive Bid Loan,
     (f) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower,
     (g) the maximum aggregate amount, if any, of Competitive Bid Loans offered by the quoting Lender which may be accepted by the Borrower, and
     (h) the identity of the quoting Lender.
     (iii) The Administrative Agent shall reject any Competitive Bid Quote that:
     (a) is not substantially in the form of Exhibit 2.3.4 hereto or does not specify all of the information required by this Section 2.3.4(ii),
     (b) contains qualifying, conditional or similar language, other than any such language contained in Exhibit 2.3.4 hereto,
     (c) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or
     (d) arrives after the time set forth in Section 2.3.4(i).
If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practical.
          2.3.5 Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.3.4 and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurodollar Bid Rates or Absolute Bid Rates, as the case may be, so offered.
          2.3.6 Acceptance and Notice by Borrower. Not later than (i) 10:00 a.m. at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. on the proposed Borrowing Date, in the case of an Absolute Bid Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent (such notice, a “Competitive Bid Borrowing Notice”) of its acceptance or rejection of the offers so notified to it pursuant to Section 2.3.5 (which notice shall be irrevocable, except, with respect to notices that have not yet been relied upon by any Lender, in the case of manifest error); provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such Competitive Bid Borrowing Notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(ii)(f)); provided that:
     (a) the aggregate principal amount of each Competitive Bid Loan may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,
     (b) (i) the aggregate principal amount of offers accepted may not (after giving effect to the making of the Competitive Bid Loans to which such offers relate) cause the aggregate unpaid principal amount of all Loans to exceed the aggregate amount of the Aggregate Commitments at such time, (ii) the aggregate principal amount of offers accepted with respect to each requested Type of Competitive Bid Loan may not exceed the principal amount specified for such Type in the request therefor, and (iii) the aggregate principal amount of any offer by any Lender accepted with respect to a requested Type of Bid Rate Loan may not exceed the maximum, nor be less than the minimum, aggregate principal amount thereof specified in such Lender’s offer with respect to such Type of Competitive Bid Loan,
     (c) acceptance of offers may only be made on the basis of ascending Eurodollar Bid Rates or Absolute Bid Rates, as the case may be, and
     (d) the Borrower may not accept any offer that is described in Section 2.3.4(iii) or that otherwise fails to comply with the requirements of this Agreement.
          2.3.7 Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Eurodollar Bid Rates or Absolute Bid Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Loan allocated to each participating Lender.
          2.3.8 Administration Fee. The Borrower hereby agrees to pay to the Administrative Agent an administration fee of $2,500 for each Competitive Bid Quote Request transmitted by the Borrower to the Administrative Agent pursuant to Section 2.3.2. Such administration fee shall be payable in arrears on each Payment Date hereafter and on the Facility Termination Date (or such earlier date on which the Aggregate Commitments shall terminate or be cancelled) for any period then ending for which such fee, if any, shall not have been theretofore paid.
     2.4 Funding by Lenders; Disbursement to the Borrower.
          2.4.1 Ratable Loans.
     (i) Not later than 1:00 p.m. on each requested Borrowing Date, each Lender shall, if it has received the notice contemplated by Section 2.2.3 on or prior to 12:00 noon on such date, in the case of Alternate Base Rate Loans, or on or prior to its close of business on the third Eurodollar Business Day before such date, in the case of Eurodollar Base Rate Loans, make available to the Administrative Agent, in Dollars in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII, the amount of Ratable Loans to be made by such Lender on such date.
     (ii) Ratable Loans shall be disbursed by the Administrative Agent not later than 3:30 p.m. on the date specified therefor by credit to an account of the Borrower at the Administrative Agent at its address specified pursuant to Article XIII or in such other manner as may have been specified to and as shall be reasonably acceptable to the Administrative Agent, in each case in Dollars in funds immediately available to the Borrower, as the case may be.
     2.4.2 Competitive Bid Loans. (i) Not later than noon on each Borrowing Date, each Lender shall make available its Competitive Loan in funds immediately available in New York to the Administrative Agent at its address specified pursuant to Article XIII.
     (ii) Competitive Bid Loans shall be disbursed by the Administrative Agent not later than 3:30 p.m. on the date specified therefor and shall be applied in the following order: first, to repay Competitive Bid Loans maturing or matured as of such date that have not otherwise been repaid or for which provision for repayment has not been made; and second, by credit to an account of the Borrower at the Administrative Agent at its address specified pursuant to Article XIII or in such other manner as may have been specified to and as shall be reasonably acceptable to the Administrative Agent, in each case in Dollars in funds immediately available to the Borrower or the appropriate Lender, as the case may be.
     2.5 Fees.
          2.5.1 Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Facility Fee Rate on the average daily amount of such Lender’s Commitment (whether used or unused) from the date hereof to and including the Repayment Date (the “Facility Fee”), payable on the last day of each calendar quarter hereafter and on the Repayment Date.
          2.5.2 Utilization Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee at a rate per annum equal to the Utilization Fee Rate on the aggregate unpaid principal amount of such Lender’s Loans for each day on which the aggregate outstanding principal amount of all outstanding Loans exceeds 50% of the Aggregate Commitments (the “Utilization Fee”), payable on the last day of each calendar quarter hereafter and on the Repayment Date.
None of the fees payable under this Section 2.5 shall be refundable in whole or in part.
     2.6 Reductions in Aggregate Commitments; Increases in Aggregate Commitments.
          2.6.1 Reductions. The Borrower may permanently reduce the Aggregate Commitments, in whole or in part, ratably among the Lenders in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess of $5,000,000 upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitments may not be reduced below the aggregate principal amount of the outstanding Loans. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and the amount to which such Lender’s Commitment is to be reduced. All accrued Facility Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.
          2.6.2 Increases. At any time following the Agreement Date and prior to any exercise by the Borrower of its Term-Out option pursuant to Section 2.8 hereof, the Aggregate Commitments may, at the option of the Borrower, be increased by a total amount not in excess of $50,000,000, either by one or more then-existing Lenders increasing their Commitments or by new Lenders establishing such additional Commitments (each such increase by either means, a “Commitment Increase”, and each such Lender increasing its Commitment or new Lender, an “Additional Commitment Lender”); provided that (a) each new Lender shall be reasonably acceptable to the Administrative Agent, (b) no Unmatured Default or Event of Default shall exist immediately prior to or after the effective date of such Commitment Increase, (c) each such Commitment Increase shall be in an aggregate amount not less than $10,000,000 or multiple of $5,000,000 in excess thereof, or, if less, the maximum remaining amount that the Aggregate Commitments may be increased pursuant to this Section 2.6.2, and (d) no such Commitment Increase shall become effective unless and until the Borrower, the Administrative Agent and the Additional Commitment Lenders shall have executed and delivered an agreement substantially in the form of Exhibit 2.6.2 (a “Commitment Increase Supplement”). On the effective date of such Commitment Increase, each Additional Commitment Lender shall purchase, by assignment, from each other existing Lender the portion of such other Lender’s Ratable Loans outstanding at such time such that, after giving effect to such assignments, the respective aggregate amount of Ratable Loans of each Lender shall be equal to such Lender’s pro rata share (based on the total Commitments, as increased pursuant hereto) of the aggregate Ratable Loans outstanding. The purchase price for the Ratable Loans so assigned shall be the principal amount of the Ratable Loans so assigned plus the amount of accrued and unpaid interest thereon on the date of assignment. Upon payment of such purchase price, each Lender shall be automatically deemed to have sold and made such an assignment to such Additional Commitment Lender and shall, to the extent of the interest assigned, be released from its obligations under this Agreement, and such Additional Commitment Lender shall be automatically deemed to have purchased and assumed such an assignment from each other Lender and, if not already a Lender hereunder, shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Lender under this Agreement.
     2.7 Extension Option. No earlier than 60 days and no later than 30 days prior to each anniversary of the Agreement Date occurring prior to any exercise of the Term-Out option pursuant to Section 2.8 hereof, the Borrower may, by written notice to the Administrative Agent, request that the Lenders extend the Facility Termination Date for an additional year. Any election by a Lender to extend the term of its Commitment pursuant to such a request shall be at such Lender’s sole discretion and subject to such credit evaluation as such Lender may determine.
          2.7.1 No extension pursuant to this Section 2.7 shall become effective unless agreed to in writing not later than 15 days prior to the relevant anniversary of the Agreement Date by Lenders then holding not less than 51% of the Commitments.
          2.7.2 In the event that Lenders then holding not less than 51% of the Commitments but less than 100% of the Commitments shall agree to an extension requested pursuant to this Section 2.7, the Borrower shall be entitled to propose a new Lender or Lenders (which shall be reasonably acceptable to the Administrative Agent), or an increase in the Commitment or Commitments of a then existing Lender or Lenders, whose new or increased Commitments (in an aggregate amount not in excess of the Commitments of the Lenders who did not agree to extend) shall be in effect during the extension period so agreed.
          2.7.3 Unless a Lender which does not agree to extend its Commitment shall be replaced pursuant to Section 2.7.4, the Commitment of such Lender shall continue in full force and effect until the Facility Termination Date to which it has agreed.
          2.7.4 In the event that an existing Lender shall not agree to extend its Commitment pursuant to a request by the Borrower, the Borrower shall be entitled to replace such Lender with a new Lender (which shall be reasonably acceptable to the Administrative Agent) that shall assume the then Commitment of such existing Lender and shall agree to the extension requested. In the event of such a replacement, such existing Lender shall assign to such replacement Lender the outstanding Ratable Loans of such existing Lender for a purchase price equal to the principal amount of the Ratable Loans so assigned, plus the amount of accrued and unpaid interest thereon to the date of such assignment.
     2.8 Term-Out Option. So long as no Unmatured Default or Event of Default has occurred and is continuing, and subject to satisfaction of the conditions set forth in Sections 4.2(c) and (d), the Borrower may, by notice to the Administrative Agent, no earlier than 60 days and no later than 30 days prior to the then Facility Termination Date, elect to have all Ratable Loans outstanding on the Facility Termination Date continue as non-revolving term loans (each, a “Term Loan”) of the same type for a period of one year from the Facility Termination Date. The option provided in this Section 2.8 (the “Term-Out Option”) may only be exercised by the Borrower on one occasion. In the event that the Borrower shall exercise the Term-Out Option pursuant to this Section 2.8, the Applicable Margin for each type of Ratable Loan that becomes a Term Loan shall be increased by 0.250%.
          2.9 Repayments; Optional Principal Prepayments.
     (a) Each Ratable Loan shall mature and become due and payable, and shall be repaid by the Borrower, in full on the day one year after the date such Ratable Loan was made, unless the Borrower’s Board of Directors, by a written resolution, has authorized such Ratable Loan to be outstanding for a term in excess of one year, in which case such Ratable Loan shall mature and become due and payable, and shall be repaid by the Borrower, in full on the date fixed by such written resolution, but in no event later than on the Facility Termination Date. Each Competitive Bid Loan shall become due and payable, and shall be repaid by the Borrower in full, on the last day of the applicable Interest Period thereof. Each Term Loan shall mature and become due and payable, and shall be repaid by the Borrower in full, on the day one year after the Facility Termination Date.
     (b) The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Loans, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $5,000,000 in excess thereof, any portion of the outstanding Alternate Base Rate Loans on any Business Day upon one Business Day’s prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Base Rate Loans or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $5,000,000 in excess thereof, any portion of the outstanding Eurodollar Base Rate Loans on any Business Day upon three Business Days’ prior notice to the Administrative Agent. Each such notice of prepayment shall be in the form of Exhibit 2.9 and shall specify (i) the date such prepayment is to be made and (ii) the amount and Type of the Loans to be prepaid and, in the case of Eurodollar Base Rate Loans, the last day of the applicable Interest Period of the Eurodollar Base Rate Loans to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and the amount and Type of the Loans to be prepaid and, in the case of Eurodollar Base Rate Loans, the last day of the applicable Interest Period of each Eurodollar Bar Rate Loan of such Lender to be prepaid. Amounts to be prepaid shall irrevocably be due and payable on the date specified in the applicable notice of prepayment, together with interest thereon as provided in Section 2.15.

     (c) A Competitive Bid Loan may not be prepaid prior to the last day of the applicable Interest Period.
     2.10 Changes in Interest Rate, etc. Each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Eurodollar Base Rate Loan into an Alternate Base Rate Loan pursuant to Section 2.2.4 to but excluding the date it becomes due or is converted into a Eurodollar Base Rate Loan pursuant to Section 2.2.4 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Each Non-Absolute Bid Rate Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Non-Absolute Bid Rate Loan. No Interest Period may end after the Facility Termination Date or, if the Borrower exercises its Term-Out Option pursuant to Section 2.8 hereof, the date one year after the Facility Termination Date.
     2.11 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.3 or Section 2.2.4, during the continuance of an Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Ratable Loan may be made as, converted into or continued as a Eurodollar Base Rate Loan. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Loan and all other amounts payable under the Loan Documents shall bear interest at the Overdue Rate; provided that, during the continuance of an Event of Default under Sections 7.1, 7.7 or 7.8, any amount payable under the Loan Documents not paid when due (whether at maturity, by reason of notice of prepayment or otherwise) shall bear interest at a rate per annum equal to the Overdue Rate without any election or action on the part of the Administrative Agent or any Lender.
     2.12 Method of Payment. All payments of the Obligations hereunder and under the other Loan Documents shall be made, observed or performed, without setoff, deduction, or counterclaim (whether sounding in tort, contract or otherwise) or Tax. All amounts payable for the account of the Administrative Agent shall be paid in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. All amounts payable for the account of any Lender under the Loan Documents shall, in the case of payments on account of principal of or interest on the Loans or fees, be made to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII and, in the case of all other payments, be made directly to such Lender at its address specified pursuant to Article XIII or at such other address as such Lender may designate by notice to the Borrower. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Borrower hereby authorizes the Administrative Agent and each Lender, if and to the extent any amount payable by the Borrower under the Loan Documents (whether payable to such Person or to any other Person that is the Administrative Agent or a Lender) is not otherwise paid when due, to charge such amount against any or all of the accounts of the Borrower with such Person or any of its Affiliates (whether maintained at a branch or office located within or without the United States), with the Borrower remaining liable for any deficiency. Any Lender charging an amount against an account of the Borrower shall provide notice thereof to the Borrower, within a reasonable time thereafter, which notice shall include a description in reasonable detail of such action.
     2.13 Evidence of Indebtedness.
     (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (iii) The entries maintained in the accounts and records maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts and records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
     (iv) Any Lender may request that its Ratable Loans or its Competitive Bid Loans be evidenced by Ratable Notes or Competitive Bid Notes, respectively. In such event, the Borrower shall prepare, execute and deliver to such Lender a Ratable Note in the form of Exhibit 2.13-1 or a Competitive Bid Note in the form of Exhibit 2.13-2, as the case may be, payable to the order of such Lender. Thereafter, the Loans represented by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be evidenced by a Note payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.
     2.14 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Loans, to effect selections of Types of Loans, to submit Competitive Bid Quotes and to transfer funds based on telephonic notices made by any Person or Persons, the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices, Conversion/Continuation Notices and Competitive Bid Quote Requests to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Alternate Base Rate Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Loan converted into a Eurodollar Base Rate Loan on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Non-Absolute Bid Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Non-Absolute Bid Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Non-Absolute Bid Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three month interval during such Interest Period. Interest, Facility Fees and Utilization Fees shall be calculated for actual days elapsed on the basis of a 360 day year, except that interest calculated based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. Whenever any payment to the Administrative Agent or any Lender under the Loan Documents would otherwise be due on a day that is not a Business Day, such payment shall instead be due on the next succeeding Business Day; provided, however, that if such next succeeding Business Day falls in a new calendar month, such payment shall instead be due on the immediately preceding Business Day. If the date any payment under the Loan Documents is due is extended (whether by operation of any Loan Document, Applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder. Interest at the Overdue Rate shall be payable on demand.
     2.16 Notification of Loans, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitments reduction notice, Ratable Borrowing Notice, Conversion/Continuation Notice, Competitive Bid Borrowing Notice, Commitment Increase Supplement and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the Eurodollar Rate or Alternate Base Rate applicable to each Non-Absolute Bid Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. The Administrative Agent will notify each Lender of any request by the Borrower pursuant to Section 2.7 to extend the Facility Termination date and any exercise by the Borrower of its Term-Out Option.
     2.17 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
     2.18 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient or receipts in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such day for the first three days and, thereafter, at the Alternate Base Rate plus 2%.
     2.19 Maximum Interest Rate. Nothing contained in the Loan Documents shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate. If interest payable by the Borrower on any date would exceed the maximum amount permitted by the Maximum Permissible Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Maximum Permissible Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum amount permitted for such period shall be deemed to have been applied as a prepayment of the Loans.
ARTICLE III
YIELD PROTECTION; TAXES
     3.1 Yield Protection. If in the determination of any Lender on or after the Agreement Date, the adoption of any Applicable Law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (i) subjects such Lender or any applicable Lending Installation of such Lender to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loans, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender or any applicable Lending Installation of such Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Loans), or
     (iii) imposes any other condition the result of which is to increase the cost to such Lender or any applicable Lending Installation of making, funding or maintaining its Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
     3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy).
     3.3 Availability of Types of Loans. If (x) any Lender determines that maintenance of its Eurodollar Base Rate Loans or Eurodollar Bid Rate Loans at a suitable Lending Installation would violate any Applicable Law, rule, regulation, or directive, whether or not having the force of law, or if (y) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Base Rate Loans are not available or (ii) the interest rate applicable to Eurodollar Base Rate Loans does not accurately reflect the cost of making or maintaining Eurodollar Base Rate Loans, then the Administrative Agent shall in the case of clause (x) above, suspend the availability of Eurodollar Base Rate Loans and require any affected Eurodollar Base Rate Loans or Eurodollar Bid Rate Loans to be repaid or converted to Alternate Base Rate Loans, subject to the payment of any funding indemnification amounts required by Section 3.4, and in the case of clause (y), above, suspend the availability of Eurodollar Base Rate Loans and require any affected Eurodollar Base Rate Loans to be repaid or converted to Alternate Base Rate Loans, subject to the payment of any funding indemnification amounts required by Section 3.4.
     3.4 Funding Indemnification. The Borrower shall pay to each Lender, upon request, such amount or amounts as such Lender determines are necessary to compensate it for any reasonable loss, cost or expense incurred by it as a result of (a) any assignment pursuant to

Section 2.6.2 or Section 2.7.4 of a Eurodollar Base Rate Loan other than on the last day of an Interest Period for such Eurodollar Base Rate Loan, (b) any payment, prepayment or conversion of a Eurodollar Base Rate Loan or payment or prepayment of an Absolute Bid Rate Loan on a date other than the last day of an Interest Period for such Eurodollar Base Rate Loan or an Absolute Bid Rate Loan or (c) a Eurodollar Base Rate Loan or an Absolute Bid Rate Loan for any reason not being made or, in the case of a Eurodollar Base Rate Loans, converted (other than as a result of the failure of such Lender to make such Loan available to the Borrower upon the fulfillment of the conditions specified in Article IV without any determination by the Administrative Agent or such Lender under Section 3.3), or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement. At the election of such Lender, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the excess of (i) the interest that would have been received from the Borrower under this Agreement on any amounts to be reemployed during an Interest Period or its remaining portion over (ii) the interest component of the return that such Lender determines it could have obtained had it placed such amount on deposit in the interbank Dollar market selected by it for a period equal to such Interest Period or its remaining portion.
     3.5 Taxes. (a) (a) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with Applicable Law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (b) In addition, the Borrower hereby agrees to pay, or reimburse the Administrative Agent and each Lender for, any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
     (c) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any Liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
     (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten

Business Days after the Agreement Date, deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Upon the request of the Borrower or the Administrative Agent, each Lender that is incorporated under the laws of the United States of America or a state thereof shall from time to time submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States Person and a duly completed Internal Revenue Service Form W-9 (or successor form).
     (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, Applicable Law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to income Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to federal income Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
     (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate.
     (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative

Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.
     3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Base Rate Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Base Rate or Eurodollar Bid Rate, as the case may be, applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Initial Loan. The Lenders shall not be required to make the initial Loan hereunder unless the Borrower has furnished to the Administrative Agent (with sufficient copies for each Lender):
          (a) Copies of the articles or certificate of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdictions of incorporation.
          (b) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing (i) the execution of the Loan Documents to which the Borrower is a party and (ii) borrowings hereunder by the Borrower in an aggregate amount up to $450,000,000.
          (c) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan

Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.
          (d) A certificate, signed by the chief financial officer of the Borrower, stating that on the Agreement Date no Event of Default or Unmatured Default has occurred and is continuing.
          (e) A written opinion of the Borrower’s counsel, addressed to the Lenders in substantially the form of Exhibit 4.1(e).
          (f) Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.
          (g) A payoff and termination letter (“Termination Letter”) from each Exiting Lender, evidencing the termination of its rights and obligations under the Existing Credit Agreement and repayment of all amounts owing such Exiting Lender thereunder.
          (h) Evidence satisfactory to the Administrative Agent of any required governmental approvals or consents regarding this Agreement.
          (i) Such other documents as any Lender or its counsel may have reasonably requested.
     4.2 Each Loan. The Lenders shall not be required to make any Loan, including the initial Loan, unless on the applicable Borrowing Date:
     (a) The Borrower shall have furnished to the Administrative Agent, with sufficient copies for each Lender, a certificate dated such Borrowing Date and signed by an Authorized Officer of the Borrower, stating that after taking in account the making of such Loan, and the repayment of any outstanding obligations of the Borrower with respect to commercial paper with the proceeds of such Loan, the Borrower will not have exceeded the maximum aggregate principal amount that the Borrower is entitled to borrow from financial institutions or receive from the sale of commercial paper under Board of Directors’ resolutions of the Borrower.
     (b) There exists no Event of Default or Unmatured Default.
     (c) The representations and warranties contained in Article V (other than the representations and warranties set forth in Sections 5.2(b), 5.3, 5.11(a), 5.11(b), 5.11(c), 5.11(f), 5.11(g), 5.11(h) and 5.11(i)) are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
     (d) All legal matters incident to the making of such Loan shall be satisfactory to the Lenders and their counsel (including, without limitation, evidence satisfactory to the Administrative Agent of any required governmental approvals or consents regarding such Loan).
     (e) Each Ratable Borrowing Notice with respect to each Ratable Loan and each Competitive Bid Borrowing Notice with respect to each Competitive Bid Loan shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit 4.2 as a condition to making a Loan.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that:
     5.1 Corporate Existence. Each of the Borrower and its Material Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.
     5.2 Financial Condition . (a) The consolidated balance sheet and statement of consolidated capitalization of the Borrower and its consolidated Subsidiaries, if any, as at September 30, 2006 and the related consolidated statements of income, cash flows, common stockholders’ equity and income taxes of the Borrower and its consolidated Subsidiaries, if any, for the fiscal year ended on September 30, 2006, with the opinion thereon of Deloitte & Touche LLP, and the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries, if any, as at March 31, 2007 and the related consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries, if any, for the applicable three or six-month period ended on such date, heretofore furnished to each of the Lenders are complete and correct and fairly present the consolidated financial condition of the Borrower and its consolidated Subsidiaries, if any, as at said date and the results of their operations for the fiscal year and the applicable three or six-month period ended on said dates (subject, in the case of financial statements as at March 31, 2007 to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Neither the Borrower nor any of its Material Subsidiaries had on said dates any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.
          (b) Since March 31, 2007, there has been no material adverse change in the consolidated financial condition or operations, or the prospects or business taken as a whole, of the Borrower and its consolidated Subsidiaries, if any, from that set forth in said financial statements as at said date.
     5.3 Litigation. Other than as set out in Schedule 5.3 hereto, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against the Borrower or any of its Material Subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could have a Material Adverse Effect during the term of this Agreement.
     5.4 No Breach. None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or By-laws of the Borrower, or any Applicable Law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Borrower or its Material Subsidiaries is a party or by which it is bound or to which it is subject or which is applicable to it, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Material Subsidiaries pursuant to the terms of any such agreement or instrument.
     5.5 Corporate Action. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Notes and to consummate the transactions herein contemplated, and the execution, delivery and performance of this Agreement and the Notes, and the consummation of the transactions herein contemplated, by the Borrower have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes, and each of the Notes when executed and delivered for value will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms.
     5.6 Regulatory Approval. The Borrower has obtained each consent, authorization and approval of, and/or made each filing or registration with, any governmental body or regulatory authority that is required in connection with the execution, delivery or performance of this Agreement or the Notes or for the consummation of the transactions herein contemplated, or for the validity or enforceability thereof.
     5.7 Regulations U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X, or any official rulings on or interpretations of such regulations. Terms for which meanings are provided in Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section 5.7 with such meanings.
     5.8 Pension and Welfare Plans. During the twelve consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any borrowing hereunder, no steps have been taken to terminate or completely or partially withdraw from any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302 (f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Schedule 5.8 (“Employee Benefit Plans”), neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     5.9 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Administrative Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Administrative Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.
     5.10 Taxes. United States Federal income tax returns of the Utility and those of its Subsidiaries that have filed their returns on a consolidated basis with the Utility have been examined and/or closed through the fiscal year of the Utility ended September 30, 2006. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.
     5.11 Environmental Warranties. Except as previously disclosed in the SEC Disclosure Documents or on Schedule 5.11:
          (a) all facilities and property (including underlying groundwater) owned, operated or leased by the Borrower or any of its Subsidiaries are in material compliance with all Environmental Laws, except for such instances of noncompliance as are unlikely, singly or in the aggregate, to have a Material Adverse Effect;
          (b) there have been no past, and there are no pending or threatened:
     (1) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law or,
     (2) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law;
except as are unlikely, singly or in the aggregate, to have a Material Adverse Effect;
          (c) to the Borrower’s knowledge, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, are reasonably likely to have a Material Adverse Effect during the term of this Agreement;

          (d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses;
          (e) no property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA or on any similar state list of sites requiring investigation or cleanup;
          (f) to the Borrower’s knowledge, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that, singly or in aggregate, could have a Material Adverse Effect during the term of this Agreement;
          (g) to the Borrower’s knowledge, neither Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA that, singly or in the aggregate, are likely to have a Material Adverse Effect during the term of this Agreement;
          (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, could have a Material Adverse Effect during the term of this Agreement; and
          (i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law, which would have a Material Adverse Effect during the term of this Agreement.
     5.12 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     5.13 Subsidiaries. Schedule 5.13 is a true and complete list of all Subsidiaries of the Borrower as of the date hereof.

ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1 Financial Statements. The Borrower shall deliver to the Administrative Agent (and, in the case of clauses (e), (f) and (g) below, to each of the Lenders):
          (a) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, a consolidated statement of income of the Borrower and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and a consolidated statement of cash flows for the period from the beginning of the respective fiscal year to the end of such period, the related consolidated balance sheet as at the end of such period, accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);
          (b) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, consolidated statements of income, common stockholders’ equity, cash flows, and income taxes of the Borrower and its consolidated Subsidiaries for such year and the related consolidated balance sheet and statement of capitalization at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state, without material qualification, that said financial statements fairly present the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year;
          (c) promptly upon their becoming available, notification of the filing of all registration statements, regular periodic reports, if any, and SEC Disclosure Documents which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;
          (d) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies, if not publicly available, or notification of mailing, of all financial statements, reports and proxy statements so mailed;
          (e) promptly after the Borrower knows or has reason to know that any Event of Default or Unmatured Default has occurred, a notice of such Event of

Default or Unmatured Default, describing the same in reasonable detail, and indicating what action is being undertaken with respect to such Event of Default or Unmatured Default;
          (f) immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan or the complete or partial withdrawal from any Pension Plan by the Borrower or any member of its Controlled Group, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto; and
          (g) from time to time such other information regarding the business, affairs or financial condition of the Borrower or any of its Subsidiaries as any Lender or the Administrative Agent may reasonably request.
The Borrower will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to clause (a) or (b) above, a certificate of a senior financial officer of the Borrower to the effect that no Event of Default or Unmatured Default has occurred and is continuing (or, if any Event of Default or Unmatured Default, has occurred and is continuing, describing the same in reasonable detail, and indicating what action is being undertaken with respect to such Event of Default or Unmatured Default) and including a calculation of the financial covenant under Section 6.6.
     6.2 Litigation. The Borrower shall promptly give to each Lender notice of all legal or arbitral proceedings, and of all proceedings before any governmental or regulatory authority or agency, affecting the Borrower or its Material Subsidiaries, except proceedings as to which there is no reasonable possibility of an adverse determination or which, if adversely determined, would not have a Material Adverse Effect during the term of this Agreement.
     6.3 Corporate Existence, Compliance with Laws, Taxes, Examination of Books, Insurance, etc. The Borrower shall, and shall cause each of its Material Subsidiaries to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises if failure to maintain such existence, rights, privileges or franchises would materially and adversely affect the financial condition or operations of, or the business taken as a whole, of the Borrower and its Subsidiaries; comply with the requirements of all Applicable Laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would materially and adversely affect the financial condition or operations of, or the business taken as a whole, of the Borrower and its Subsidiaries; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.
     6.4 Use of Proceeds. The Borrower shall use the proceeds of the Loans hereunder for its general corporate purposes (in compliance with all applicable legal and regulatory requirements).
     6.5 Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to:
          (a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, singly or in the aggregate, will not have a Material Adverse Effect, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, except where the failure to keep such permits, approvals, certificates, licenses or other authorizations, or any noncompliance with the provisions thereof, will not have a Material Adverse Effect, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that will not have a Material Adverse Effect;
          (b) immediately notify the Administrative Agent and provide copies upon receipt of all written inquiries from any local, state or Federal governmental agency, claims, complaints or notices relating to the condition of its facilities and properties or compliance with Environmental Laws which will have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or investigate and contest in good faith any actions and proceedings relating to material compliance with Environmental Laws; and
          (c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.5.
     6.6 Financial Covenant. The Borrower will not permit the ratio of (i) its Consolidated Financial Indebtedness to (ii) its Consolidated Total Capitalization to exceed 0.65 to 1.0 at any time.
     6.7 Utility Dividends. The Borrower shall not, and shall cause the Utility not to, enter into or permit to exist any restriction or other limitation on the ability of the Utility to pay dividends to the Borrower, other than restrictions and limitations required by Applicable Law or the terms of the Utility’s preferred stock.

     6.8 Borrower’s Continued Ownership of Utility’s Capital Stock. The Borrower shall continue to own 100% of capital stock of the Utility.
ARTICLE VII
EVENTS OF DEFAULT
     The occurrence of any one or more of the following events shall constitute an Event of Default:
     7.1 The Borrower shall default in the payment of any principal of or interest on any Loan or any other amount payable by it hereunder when due.
     7.2 The Borrower or any of its Material Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity.
     7.3 Any representation, warranty or certification made or deemed made herein by the Borrower, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made, deemed made, or furnished in any material respect.
     7.4 The Borrower shall default in the performance of its obligations under Section 6.1(e) or 6.6 hereof.
     7.5 The Borrower shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 15 days after the earlier of (i) the date on which a senior officer of the Borrower becomes aware of such default, or (ii) the date on which notice thereof is given to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent).
     7.6 The Borrower or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due.
     7.7 The Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.

     7.8 A proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Material Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against the Borrower or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code.
     7.9 A final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate that is not covered by insurance, performance bonds or the like shall be rendered by a court or courts against the Borrower or any of its Subsidiaries, and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 90 days from the date of entry thereof and the Borrower or the relevant Subsidiary shall not, within said period of 90 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.
     7.10 Any of the following events shall occur with respect to any Pension Plan:
     (i) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $50,000,000; or
     (ii) the complete or partial withdrawal from any Pension Plan by the Borrower or any member of its Controlled Group if, as a result of such withdrawal, the Borrower or any such member could incur any liability by such Pension Plan in excess of $50,000,000; or
     (iii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.
     7.11 Any license, consent, authorization or approval, filing or registration now or hereafter necessary to enable the Borrower to comply with its obligations hereunder or under the Notes shall be revoked, withdrawn, withheld or not effected or shall cease to be in full force and effect.
     7.12 The Borrower ceases to own all of the issued and outstanding stock of the Utility.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1 Acceleration. If any Event of Default described in Section 7.6, 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
     If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6, 7.7 or 7.8) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
     8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:
     (i) Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;
     (ii) Reduce the percentage specified in the definition of Required Lenders;
     (iii) Extend the Facility Termination Date, increase the period by which the Repayment Date may be extended pursuant to Section 2.8, reduce the amount or extend the payment date for, the mandatory payments required under Section 2.1.3, increase the amount the Commitment of such Lender hereunder (without the consent of such Lender), or permit the Borrower to assign its rights under this Agreement; or
     (iv) Amend this Section 8.2 or any provision of this Agreement requiring the consent or other action of all of the Lenders.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

     8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive during the period that the Loans herein contemplated are outstanding.
     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any Applicable Law.
     9.3 Headings. Headings to Articles, Sections and subsections of, and Annexes, Schedules and Exhibits to the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the fee letters described in Section 10.13.
     9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 9.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

     9.6 Expenses; Indemnification. (i) (i) The Borrower shall pay or reimburse the Administrative Agent and the Arranger for any costs, internal charges and out of pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger, and their respective Affiliates, in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal charges and out of pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time the Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain reports (the “Reports”) pertaining to the Borrower’s assets for internal use by the Administrative Agent from information furnished to it by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement.
     (ii) The Borrower hereby further agrees to indemnify each Indemnified Person against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such Indemnified Person is a party thereto) which any of them may pay or incur arising out of (A) any Loan Document Related Claim (whether asserted by such Indemnified Person or the Borrower or any other Person), including the prosecution or defense thereof and any litigation or proceeding with respect thereto (whether or not, in the case of any such litigation or proceeding, such Indemnified Person is a party thereto), or (B) any investigation, governmental or otherwise, arising out of, related to, or in any way connected with, the Loan Documents or the relationships established thereunder, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6, and under Article III, shall survive the termination of this Agreement. All amounts payable by the Borrower under this Section 9.6 and under the other provisions of the Loan Documents shall, except as otherwise expressly provided, be immediately due upon request for the payment thereof.
     9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Generally Accepted Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements.

     9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. To the extent permitted by Applicable Law, the Borrower hereby waives any provision of Applicable Law that renders any provision of the Loan Documents prohibited or unenforceable in any respect.
     9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.11 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by Applicable Law, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.5.
     9.12 Disclosure. The Borrower and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
     9.13 Rights Cumulative. Each of the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents shall be in addition to all of their other rights and remedies under the Loan Documents and Applicable Law, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.
     9.14 Syndication Agent; Documentation Agents. Neither the Syndication Agent nor the Documentation Agents shall have any liability or obligation whatsoever to the Borrower, the

Administrative Agent or any Lender at any time under this Agreement, other than its obligations as a Lender hereunder.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1 Appointment; Nature of Relationship. Wachovia Bank, National Association, is hereby appointed by each of the Lenders as its administrative agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the term “administrative agent” and the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-102(a)(72)(E) of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent. The Administrative Agent shall not be required under any circumstances to take any action that, in its judgment, is contrary to any provision of the Loan Documents or Applicable Law.
     10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
     10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Event of Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).
     10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the conduct or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangements among the Administrative Agent, the Borrower and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
     10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, electronic mail, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the advice or opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
     10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.4 shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Event of Default or Unmatured Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
     10.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.
     10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Documentation Agent, any Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Documentation Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time for gross negligence or willful misconduct by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     10.13 Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger from time to time.
     10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under Applicable Law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any such Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.
     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans or fees (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5 or payments of principal or interest on Competitive Bid Loans at a time when no Event of Default is continuing) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to acquire a portion of the Loans held by the other Lenders so that after such acquisition each Lender will hold its ratable proportion of the then outstanding Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or other amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the

Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     12.2 Participations.
          12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
          12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.2 that affects such Participant.
          12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

          12.2.4 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be entitled to the benefits of Article III to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3.1. A Participant shall not be entitled to receive any greater payment under Article III than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5 as though it were a Lender.
     12.3 Assignments.
          12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be pursuant to an agreement substantially in the form of Exhibit 12.3.1. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if an Event of Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).
          12.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitments assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.2.

     12.4 Assignment to Reflect Amended Commitments. The Lenders whose Commitments, after giving effect to this Agreement, are greater than their Commitment prior to giving effect to this Agreement (each an “Increasing Commitment Lender”) shall purchase, as an assignment from each Lender whose Commitment after giving effect to this Agreement is less than its Commitment prior to giving effect to this Agreement (each a “Decreasing Commitment Lender”), such portions of such Decreasing Commitment Lenders’ Loans outstanding at such time such that, after giving effect to such assignments, the respective Commitment of each Lender shall be equal to such Lender’s Commitment Percentage of the Aggregate Commitments. The purchase price for the Loans so assigned shall be the principal amount of the Loans so assigned plus the amount of accrued and unpaid interest thereon as of the date of assignment. Each Increasing Commitment Lender shall pay the aggregate purchase price payable by it to the Administrative Agent on the Agreement Date and the Administrative Agent shall promptly forward to each Decreasing Commitment Lender the portion thereof payable to it. Upon payment by an Increasing Commitment Lender of the purchase price payable by it to a Decreasing Commitment Lender, such Decreasing Commitment Lender shall be automatically deemed to have sold and made the applicable assignments to such Increasing Commitment Lender and shall, to the extent of the interest assigned, be released from its obligations under the Loan Documents, and such Increasing Commitment Lender shall be automatically deemed to have purchased and assumed such assignments from such Decreasing Commitment Lender and, if not already a Lender hereunder, shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Lender under the Loan Documents.
     12.5 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
     12.6 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).
ARTICLE XIII
NOTICES
     13.1 Notices. Except as otherwise permitted by Section 2.14 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.
     13.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIV
COUNTERPARTS; EFFECTIVENESS; AMENDMENT AND RESTATEMENT OF
EXISTING CREDIT AGREEMENT
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall become effective when (a) it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action and (b) the Borrower has paid all outstanding fees and other amounts payable by the Borrower to the Exiting Lenders in connection with the termination of each Exiting Lender’s rights and obligations under the Existing Credit Agreement.
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     15.1 CHOICE OF LAW. THE RIGHTS AND DUTIES OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS UNDER THIS AGREEMENT AND THE NOTES (INCLUDING MATTERS RELATING TO THE MAXIMUM PERMISSIBLE RATE), AND THE OTHER LOAN DOCUMENTS SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
     15.2 CONSENT TO JURISDICTION. Any judicial proceeding brought against the Borrower with respect to any Loan Document Related Claim may be brought in any court of competent jurisdiction in The City of New York, and, by execution and delivery of this Agreement, the Borrower (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any Loan Document Related Claim and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Article XIII, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Nothing herein shall affect the right of the Administrative Agent, any Lender or any other Indemnified Person to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent, the Syndication Agent, any Documentation Agent, any Lender or any other Indemnified Person to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against the Administrative Agent or any Lender involving any Loan Document Related Claim shall be brought only in a court located in the City and State of New York.
     15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY LOAN DOCUMENT RELATED CLAIM.
     15.4 LIMITATION ON LIABILITY. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, NEITHER THE ADMINISTRATIVE AGENT, NOR THE LENDERS NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, PUNITIVE DAMAGES SUFFERED BY THE BORROWER IN CONNECTION WITH ANY LOAN DOCUMENT RELATED CLAIM.
     15.5 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

WGL HOLDINGS, INC.

By: /s/ Shelley C. Jennings

Name: Shelley C. Jennings
Title: Treasurer

101 Constitution Ave. N.W.
Washington, DC 20080

Attention: Shelley C. Jennings, Treasurer
Telephone: 202 624-6668
Fax: 202 624-6655

Commitment
$46,571,000	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By: /s/ Dan Wolff

Name: Dan Wolff
Title: Vice President

301 South College Street
NC0760,
Charlotte, NC 28288

Attention: Shannan Townsend
Telephone: 704 383-9580
Fax: 704 383-6647

Commitment
$43,714,000	BANK OF TOKYO-MITSUBISHI UFJ TRUST
COMPANY, as Syndication Agent and a Lender

By: /s/ Nicholas R. Battista

Name: Nicholas R. Battista
Title: Vice President

1251 Avenue of the Americas
New York, New York 10020-1104

Attention: Nicholas R. Battista
Telephone: 212-782-4333
Fax: 212-782-6440

Commitment
$42,286,000	CITIBANK, N.A., as a Documentation Agent and a Lender

By: /s/ David E. Hunt

Name: David E. Hunt
Title: Attorney-in- Fact

333 Clay Street, St. 3700
Houston, Texas 77002

Attention: David E. Hunt
Telephone: 713 654-2829
Fax: 713 481-0255

Commitment
$42,286,000	SUNTRUST BANK, as a Documentation Agent and a Lender

By: Yann Pirio

Name: Yann Pirio
Title: Vice President

Mail Code 1929, 303 Peachtree Street
Atlanta, Georgia 30308

Attention: Yann Pirio
Telephone: 404 813-5498
Fax: 404 827-6270

Commitment
$42,286,000	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Documentation Agent and a Lender

By: /s/ Jo Ann Vasquez

Name: Jo Ann Vasquez
Title: Vice President

MAC T5002-090
1000 Louisiana Street, 9th Floor
Houston, Texas 77002

Attention: Jo Ann Vasquez
Telephone: 713 319-1922
Fax: 713 739-1087

Commitment
$38,571,000	THE BANK OF NEW YORK, as a Lender

By: /s/ Richard A. Matthews

Name: Richard A. Matthews
Title: Vice President

One Wall Street, 19th Floor
New York, New York 10286

Attention: John Watt
Telephone: 212 635-7533
Fax: 212 635-7923

Commitment
$38,571,000	JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Helen D. Davis

Name: Helen D. Davis
Title: Vice President

10 South Dearborn Street, IL1-0090
Chicago, Illinois 60603

Attention: Helen D. Davis
Telephone: 312 732-1759
Fax: 312 732-1762

Commitment
$17,143,000	BANK OF AMERICA, N.A., as a Lender

By: /s/ Jim Langley

Name: Jim Langley
Title: Vice President

8300 Greensboro Drive
Mezzanine Level
McLean, Virginia 22102

Attention: Jim Langley
Telephone: 703 761-8356
Fax: 704 719-8483

Commitment
$24,286,000	PNC BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ D. Jermaine Johnson

Name: D. Jermaine Johnson
Title: Vice President

808 17th Street NW
Washington, D.C. 20006

Attention: D. Jermaine Johnson
Telephone: 202 835-5034
Fax: 202 835-5977

Commitment
$24,286,000	BRANCH BANKING & TRUST COMPANY, as a Lender

By: /s/ James E. Davis

Name: James E. Davis
Title: Senior Vice President

8200 Greensboro Drive, Suite 1000
McLean, Virginia 22102
Attention: Divina S. Tamayo
Telephone: 703-442-4038
Fax: 703-442-4025

Commitment
$20,000,000	THE BANK OF NOVA SCOTIA, as a Lender

By: /s/ Thane Rattew

Name: Thane Rattew
Title: Managing Director The Bank of Nova Scotia
One Liberty Plaza, 26th Floor
New York, New York 10006

Attention: Isabel Abella
Telephone: 212-225-5305
Fax: 212-225-5480

Commitment
$20,000,000	THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Michael Kingsley

Name: Michael Kingsley
Title: Vice President

50 South LaSalle Street
Chicago, Illinois 60603

Attention: Sharon Jackson
Telephone: 312 630-1609
Fax: 312 630-1566

Schedule 1.1
PRICING SCHEDULE

Applicable
Margin	Level I	Level II	Level III	Level IV	Level V
Eurodollar Base Rate Loans	0.110%	0.130%	0.150%	0.190%	0.270%
Alternate Base Rate Loans	0.0%	0.0%	0.0%	0.0%	0.0%

Applicable
Facility Fee	Level I	Level II	Level III	Level IV	Level V
Facility Fee Rate	0.040%	0.045%	0.050%	0.060%	0.080%

Applicable
Utilization Fee
Rate	Level I	Level II	Level III	Level IV	Level V
Utilization Fee Rate	0.025%	0.025%	0.050%	0.050%	0.050%
     For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
     “Level” means Level I, Level II, Level III, Level IV or Level V, as applicable.
     “Level I” exists at any date if, on such date, any two of the following ratings are in effect: the Moody’s Rating is Aa3 or higher, the S&P Rating is AA- or higher, and the Fitch’s Rating is AA- or higher.
     “Level II” exists at any date if, on such date, any two of the following ratings are in effect: the Moody’s Rating is A1, the S&P Rating is A+, and the Fitch’s Rating is A+.
     “Level III” exists at any date if, on such date, any two of the following ratings are in effect: the Moody’s Rating is A2, or the S&P Rating is A, and the Fitch’s Rating is A.
     “Level IV” exists at any date if, on such date, any two of the following ratings are in effect: the Moody’s Rating is A3, or the S&P Rating is A-, and the Fitch’s Rating is A-.

     “Level V” exists at any date if, on such date, the Moody’s Rating is less than A3, the S&P Rating is less than A-, and the Fitch’s Rating is less than A-.
     “Fitch’s Rating” means, at any time, one level lower than the rating issued by Fitch and then in effect with respect to the Utility’s senior unsecured long-term debt securities without third party credit enhancement.
     “Moody’s Rating” means, at any time, one level lower than the rating issued by Moody’s and then in effect with respect to the Utility’s senior unsecured long-term debt securities without third-party credit enhancement.
     “S&P Rating” means, at any time, one level lower than the rating issued by S&P and then in effect with respect to the Utility’s senior unsecured long-term debt securities without third-party credit enhancement.
     The Applicable Margin, the applicable Facility Fee Rate and the applicable Utilization Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Level as determined from the then-current Fitch’s Rating, Moody’s Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Fitch’s Rating, no Moody’s Rating or no S&P Rating, Level V shall exist. If no two ratings are at the same Level, the Level of the intermediate rating shall apply.

2

Schedule 5.3
LITIGATION
NONE

Schedule 5.8
EMPLOYEE BENEFIT PLANS
     The Utility provides certain health care and life insurance benefits for its retired employees. Substantially all employees of the Utility may become eligible for such benefits if they meet specified service requirements and attain retirement status under the Pension Plan while working for the Utility. The Borrower accounts for these benefits under the provisions of Statement of Financial Accounting Standards No. 106 entitled “Employers’ Accounting for Postretirement Benefits Other than Pensions.” Reference is made to Footnote 12 in the Borrower’s Annual Report to Shareholders for the fiscal year ended September 30, 2006, for the quantification of those liabilities.

Schedule 5.11
ENVIRONMENTAL MATTERS
     The Utility received a letter from the property owner of a property adjacent to one of its former manufactured gas plant (MGP) sites, claiming that the owner has incurred additional expenses due to the presence of MGP wastes. The Utility responded to the letter, asking for additional information about the costs incurred and the actions taken, including whether or not the property owner has complied with the National Contingency Plan, and raising other possible defenses.
     After receiving further correspondence from the property owner, the Utility responded that it does not believe that it has any liability for the expenses incurred in connection with the MGP wastes.

Schedule 5.13
SUBSIDIARIES
The Utility
Crab Run Gas Company
Hampshire Gas Company
Washington Gas Resources Corp.
     (Subsidiaries of Washington Gas Resources Corp.)
Washington Gas Energy Services, Inc.
Washington Gas Energy Systems, Inc.
Washington Gas Credit Corp.

EXHIBIT 2.2.3
RATABLE BORROWING NOTICE
[Name and address of Administrative Agent
in accordance with Section 13.1]
Date:
Ladies and Gentlemen:
     Reference is made to the Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank, and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). Terms defined in the Credit Agreement that are not otherwise defined herein are used herein with the meanings therein ascribed to them. The undersigned hereby gives notice pursuant to Section 2.2.3 of the Credit Agreement of its request to have the following Ratable Loans made to it on [insert requested date of borrowing]:

Type of Loans[1]	Amount

     [Please disburse the proceeds of the Ratable Loans by [insert requested method of disbursement].]2
     The undersigned represents and warrants that (a) the borrowing requested hereby complies with the requirements of Section 2.2.3 of the Credit Agreement and (b)

[1]	Specify whether the Loans are Absolute Bid Rate Loans or Eurodollar Base Rate Loans and, if Eurodollar Base Rate Loans, the duration of the initial Interest Period applicable thereto (e.g., “1-mo. Eurodollar”).

[2]	Include and complete this sentence if the proceeds of the requested Ratable Loans are to be disbursed in a manner other than by credit to an account of the Borrower at the Administrative Agent’s address specified pursuant to Article XIII.

[except to the extent set forth on Annex A hereto,]3 (i) each of the representations and warranties contained in Article V (other than the representations and warranties set forth in Sections 5.2(b), 5.3, 5.11(a), 5.11(b), 5.11 (c), 5.11(f), 5.11(g), 5.11(h) and 5.11(i)) are true and correct as of the date hereof except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date and (except to the extent the undersigned gives notice to the Lenders to the contrary prior to 5:00 p.m. (New York time) on the Business Day before the requested date for the making of the Ratable Loans) will be true and correct at and as of the time the Ratable Loans are made, in each case both with and without giving effect to the Ratable Loans and the application of the proceeds thereof, and (ii) no Unmatured Default has occurred and is continuing as of the date hereof or would result from the making of the Ratable Loans or from the application of the proceeds thereof if the Ratable Loans were made on the date hereof, and (except to the extent the undersigned gives notice to the Lenders to the contrary prior to 5:00 p.m. (New York time) on the Business Day before the requested date for the making of the Ratable Loans) no Unmatured Default will have occurred and be continuing at the time the Ratable Loans are to be made or would result from the making of the Ratable Loans or from the application of the proceeds thereof.

WGL HOLDINGS, INC.
By:
Name:
Title:

[3]	If the representation and warranty in either clause (b)(i) or (b)(ii) would be incorrect, include the material in brackets and set forth the reasons such representation and warranty would be incorrect on an attachment labeled Annex A.

EXHIBIT 2.2.4
NOTICE OF CONVERSION OR CONTINUATION
[Name and address of Administrative Agent
in accordance with Section 13.1]
Date:
Ladies and Gentlemen:
     Reference is made to the Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, Citibank, N.A., SunTrust Bank, and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). The undersigned hereby gives notice pursuant to Section 2.2.4 of the Credit Agreement of its desire to convert or continue the Ratable Loans specified below into or as Ratable Loans of the Types and in the amounts specified below on [insert date of conversion or continuation]:

Loans to be Converted or Continued			Resulting Loans
Type of	Last Day of Current
Loans[1]	Interest Period[2]	Amount	Type of Loans[1]	Amount

     The undersigned represents and warrants that the conversions and continuations requested hereby comply with the requirements of the Credit Agreement.

WGL HOLDINGS, INC.
By:
Name:
Title:

[1]	Specify whether the Loans are Alternate Base Rate Loans or Eurodollar Base Rate Loans and, if Eurodollar Base Rate Loans, the duration of the current Interest Period applicable thereto (e.g., “1-mo. Eurodollar”).

[2]	If the Loans are Eurodollar Base Rate Loans, specify the last day of the initial Interest Period applicable thereto

EXHIBIT 2.3.2
COMPETITIVE BID QUOTE REQUEST
(Section 2.3.2)
                    ,      1

To:	Wachovia Bank, National Association, as administrative agent (the “Administrative Agent”)

From:	WGL Holdings, Inc. (the “Borrower”)

Re:	Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank, and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”)
     1. Capitalized terms used herein have the meanings assigned to them in the Agreement.
     2. We hereby give notice pursuant to Section 2.3.2 of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Loan(s):
     Borrowing Date:                     ,

Principal Amount[2]	Interest Period[3]
$

     3. Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Bid Rate].4

[1]	Each Competitive Bid Quote Request must be received by the Administrative Agent no later than 11:00 a.m. at least five Business Days prior to the proposed Borrowing Date; provided that, a Competitive Bid Quote Request requesting an Absolute Bid Rate Auction does not need to be received by the Administrative Agent until no later than 10:00 a.m. at least one Business Day prior to the proposed Borrowing Date

[2]	Amount must be at least $5,000,000 and an integral multiple of $1,000,000.

[3]	One (1), two (2), three (3) or six (6) months (Eurodollar Auction) OR at least seven (7) and up to one hundred and eighty (180) days (Absolute Bid Rate Auction), subject to the provisions of the definitions of Eurodollar Interest Period and Absolute Bid Rate Interest Period.

[4]	The Borrower may request either a Competitive Bid Margin or an Absolute Bid Rate, but not both.

     4. Upon acceptance by the undersigned of any or all of the Competitive Bid Loans offered by Lenders in response to this request, the undersigned shall be deemed to represent and warrant that (a) the borrowing requested hereby complies with the requirements of Section 2.3.2 of the Credit Agreement and (b) (i) each of the representations and warranties contained in Article V (other than the representations and warranties set forth in Sections 5.2(b), 5.3, 5.11(a), 5.11(b), 5.11(c), 5.11(f), 5.11(g), 5.11(h) and 5.11(i)) are true and correct as of the date hereof except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date and (except to the extent the undersigned gives notice to the Administrative Agent to the contrary prior to 5:00 p.m. (New York time) on the Business Day before the requested date for the making of the Competitive Bid Loans) will be true and correct at and as of the time the Competitive Bid Loans are made, in each case both with and without giving effect to the Competitive Bid Loans and the application of the proceeds thereof, and (ii) no Unmatured Default has occurred and is continuing as of the date hereof or would result from the making of the Competitive Bid Loans or from the application of the proceeds thereof if the Competitive Bid Loans were made on the date hereof, and (except to the extent the undersigned gives notice to the Lenders to the contrary prior to 5:00 p.m. (New York time) on the Business Day before the requested date for the making of the Competitive Bid Loans) no Unmatured Default will have occurred and be continuing at the time the Competitive Bid Loans are to be made or would result from the making of the Competitive Bid Loans or from the application of the proceeds thereof.

WGL HOLDINGS, INC.
By:

Name:

Title:

EXHIBIT 2.3.3
INVITATION FOR COMPETITIVE BID QUOTES
(Section 2.3.3)
                    ,

To:	Each of the Lenders party to the Agreement referred to below

Re:	Invitation for Competitive Bid Quotes to WGL Holdings, Inc. (the “Borrower”)
     Pursuant to Section 2.3.3 of the Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Loan(s):
Borrowing Date:                     ,

Principal Amount	Interest Period
$

     Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Bid Rate]. Your Competitive Bid Quote must comply with Section 2.3.4 of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.
     Please respond to this invitation by no later than 9:00 a.m. (New York time) on ___, ___.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:

Title:

EXHIBIT 2.3.4
COMPETITIVE BID QUOTE
(Section 2.3.4)
                    ,

To:	Wachovia Bank, National Association, as Administrative Agent

Re:	Competitive Bid Quote to WGL Holdings, Inc. (the “Borrower”)
     In response to your invitation on behalf of the Borrower dated                     ,      , we hereby make the following Competitive Bid Quote pursuant to Section 2.3.4 of the Agreement hereinafter referred to and on the following terms:
     1. Quoting Lender:
     2. Person to contact at Quoting Lender:
     3. Borrowing Date:                     1
     4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal	Interest	[Competitive	[Absolute	Minimum/Maximum
Amount[2]	Period[3]	Bid Margin4]	Rate5]	Amount [6]
$				$

     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National

[1]	As set forth in the Invitation for Competitive Bid Quotes.

[2]	Principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 and an integral multiple of $1,000,000.

[3]	One (1), two (2), three (3) or six (6) months or at least seven (7) and up to one hundred and eighty (180) days, as specified in the related Invitation For Competitive Bid Quotes.

[4]	Competitive Bid Margin over or under the Eurodollar Base Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether “PLUS” or “MINUS”.

[5]	Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).

[6]	Specify minimum or maximum amount, if any, which the Borrower may accept (see Section 2.3.4(ii)(f) and (g)).

Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.

Very truly yours,

[NAME OF LENDER]

By:

Title:

EXHIBIT 2.6.2
COMMITMENT INCREASE SUPPLEMENT
     THIS COMMITMENT INCREASE SUPPLEMENT is made and dated as of ______ ___, by and among [ADDITIONAL COMMITMENT LENDER] (the “Additional Commitment Lender”), WGL HOLDINGS, INC., and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, to the Amended and Restated Credit Agreement dated as of August 3, 2007 among Washington Gas Light Company, the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). Terms used and not otherwise defined herein are used herein with the meanings therein ascribed thereto in the Credit Agreement.
     WHEREAS, the Borrower desires to have the Aggregate Commitments increased; and
     WHEREAS, the Additional Commitment Lender is willing to [become an additional Lender][increase its Commitment];
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Upon the effectiveness of this Commitment Increase Supplement, [the Additional Commitment Lender shall be a party to the Credit Agreement and shall be entitled to all of the rights, and be subject to all of the obligations, of a Lender under the Credit Agreement] [the Commitment of the Additional Commitment Lender shall be increased from $___to $___.][The initial amount of the Additional Commitment Lender’s Commitment shall be $___.]1
     2. The Additional Commitment Lender acknowledges, and agrees to comply with, its obligation under Section 2.6.2 of the Credit Agreement to purchase assignments of Ratable Loans from the other Lenders on the effective date hereof.
     3. This Commitment Increase Supplement shall become effective upon the execution and delivery hereof by the Additional Commitment Lender, the Borrower and the Administrative Agent, which Commitment Increase Supplement is subject to the consent of the Administrative Agent.
     4. This Commitment Increase Supplement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
     5. The rights and duties of the parties to this Commitment Increase Supplement shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the law of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Commitment Increase Supplement to be executed as of the day and year first written above.

[ADDITIONAL COMMITMENT LENDER]
By:
Name:
Title:

WGL HOLDINGS, INC.
By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

EXHIBIT 2.9
NOTICE OF PREPAYMENT
[Name and address of Administrative Agent
in accordance with Section 13.1]
Date:
Ladies and Gentlemen:
     Reference is made to the Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). The undersigned hereby gives notice pursuant to Section 2.9 of the Credit Agreement that it will prepay the Ratable Loans specified below on [insert date of prepayment]:

Last Day of
Current
Type of Loans[1]	Interest Period	Amount

     The undersigned represents and warrants that the prepayment requested hereby complies with the requirements of the Credit Agreement.

WGL HOLDINGS, INC.
By:
Name:
Title:

[1]	Specify whether the Loans are Alternate Base Rate Loans or a Eurodollar Base Rate Loans and, if Eurodollar Base Rate Loans, the duration of the current Interest Period applicable thereto (e.g., “1-mo. Eurodollar”)

EXHIBIT 2.13-1
RATABLE NOTE
[Date]
     WGL Holdings, Inc., a Virginia and corporation (the “Borrower”), promises to pay to the order of                                                              (the “Lender”) the aggregate unpaid principal amount of all Ratable Loans made by the Lender to the Borrower pursuant to Section 2.2 of the Agreement (as hereinafter defined), in immediately available funds at the place, in the type of money and funds, and in the manner specified in Section 2.12 of the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Ratable Loans in full on the day one year after the date such Ratable Loan was made, unless the Borrower’s Board of Directors, by a written resolution, has authorized such Ratable Loan to be outstanding for a term in excess of one year, in which case such Ratable Loan shall mature and become due and payable, and shall be repaid by the Borrower, in full on the date fixed by such written resolution, but in no event later than on the Facility Termination Date, or, if the Borrower exercises the Term-Out Option pursuant to Section 2.8 of the Agreement, the day one year after the Facility Termination Date.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Ratable Loan and the date and amount of each principal payment hereunder.
     Presentment, demand, protest, notice of dishonor and notice of intent to accelerate are hereby waived by the undersigned.
     This Ratable Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Ratable Note, including the terms and conditions under which this Ratable Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     This Ratable Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the law of the State of New York.

WGL HOLDINGS, INC.

By:

Print Name:

Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
RATABLE NOTE OF WGL HOLDINGS, INC.,
DATED _________,

	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT 2.13-2
COMPETITIVE BID NOTE
[Date]
     WGL Holdings, Inc., a Virginia corporation (the “Borrower”), promises to pay to the order of                                          (the “Lender”) the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender to the Borrower pursuant to Section 2.3 of the Agreement (as hereinafter defined), in immediately available funds at the place, in the type of money and funds, and in the manner specified in Section 2.12 of the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on each Competitive Bid Loan in full on the last day of the Interest Period applicable thereto.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Competitive Bid Loan and the date and amount of each principal payment hereunder.
     Presentment, demand, protest, notice of dishonor and notice of intent to accelerate are hereby waived by the undersigned.
     This Competitive Bid Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Competitive Bid Note, including the terms and conditions under which this Competitive Bid Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     This Competitive Bid Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the law of the State of New York.

WGL HOLDINGS, INC.

By:

Print Name:

Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
COMPETITIVE BID NOTE OF WGL HOLDINGS, INC.,
DATED                     ,

	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT 4.1(e)
FORM OF OPINION
                    , 2005
The Administrative Agent and the Lenders who are parties to the
Amended and Restated Credit Agreement described below.
Gentlemen/Ladies:
     As Vice President and General Counsel for WGL Holdings, Inc. (the “Borrower”), I have represented the Borrower in connection with its execution and delivery of an Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”). All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.
     I have examined the Borrower’s Articles of Incorporation, Bylaws, Board Resolutions, and regulatory authorizations, the Loan Documents and such other matters of fact and law which I deem necessary in order to render this opinion. Based upon the foregoing, it is my opinion that:
     1. Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     2. The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations thereunder have been duly authorized by proper corporate proceedings on the part of the Borrower and will not:
     (a) require any consent of the Borrower’s shareholders (other than any such consent as has already been given and remains in full force and effect);
     (b) violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder; or

     (c) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.
     3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.
     4. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of my knowledge after due inquiry, threatened against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
     5. The Borrower has obtained each order, consent, adjudication, approval, license, authorization and validation from, and has made each filing, recording or registration with (or has obtained exemption by, or other action in respect of) any governmental or public body or authority, or any subdivision thereof, which is required to be obtained or made, as the case may be, by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     This opinion may be relied upon by the Administrative Agent, the Lenders and their participants, assignees and other transferees.
                                                                                 Very truly yours,

EXHIBIT 4.2
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Amended and Restated Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected                      of the Borrower;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
     **[5. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.]**
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of      , .

By

Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of ___, ___with
Provisions of ___and ___of
the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE
REPORTS AND DELIVERIES CURRENTLY DUE

EXHIBIT 12.3.1
ASSIGNMENT AGREEMENT
     THIS ASSIGNMENT AGREEMENT (THIS “ASSIGNMENT AGREEMENT”) BETWEEN ______ (THE “ASSIGNOR”) AND ______(THE “ASSIGNEE”) IS DATED AS OF ___, ______. THE PARTIES HERETO AGREE AS FOLLOWS:
     1. PRELIMINARY STATEMENT. The Assignor is a party to an Amended and Restated Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time, is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The amount of the Aggregate Commitments (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.
     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Administrative Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.
     4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Administrative Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Administrative Agent or the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

     5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Administrative Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.
     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
     7. REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non performance of the obligations assumed under this Assignment Agreement, and (vii) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.
     8. GOVERNING LAW. Pursuant to Section 5-1401 of the New York General Obligation Law, this Assignment Agreement shall be governed by, and shall be construed in accordance with, the law of the State of New York.

     9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the addresses set forth in Schedule 1.
     10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.
     IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement as of the date first above written.

[NAME OF ASSIGNOR]

By:

Name:
Title:

[NAME OF ASSIGNEE]

By:

Name:
Title:
Consented to by:
WGL HOLDINGS, INC.

By:

Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:
Title:

SCHEDULE 1
to Assignment Agreement
1. Description and Date of Credit Agreement: Amended and Restated Credit Agreement dated as of August 3, 2007 among WGL Holdings, Inc., the Lenders parties thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of Tokyo-Mitsubishi UFJ Trust Company, as Syndication Agent, Citibank, N.A., SunTrust Bank and Wells Fargo Bank, National Association, as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”)

2.	Date of Assignment Agreement: ___,___

3.	Amounts (As of Date of Item 2 above):

	a.	Assignee’s percentage of the Assignee’s Loans purchased under the Assignment Agreement**		%

	b.	Amount of the Assignee’s Loans purchased under the Assignment Agreement***	$

4.	Assignee’s Commitment (or Loans with respect to terminated Commitments) purchased hereunder:		$

5.	Proposed Effective Date:

6.	Assignee Address Information

7.	Assignor Address Information